EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated December 20, 2005 with respect to the audited financial statements of Health Rush, Inc. included in the Registration Statement on Form SB-2 of Health Rush, Inc. We also consent to the reference to us under the heading “Experts” in the Prospectus comprising a part of such Registration Statement.

Moore Stephens, P.C.

December 28, 2005
Cranford, New Jersey